EXHIBIT 99.1


               MobiClear, Inc. Appoints Kenneth G. C. Telford as
                        Its New Chief Financial Officer

         Telford to Assist in Financial Strategizing and Growth Strategy

DOVE CANYON, Calif., Mar 19, 2008 (BUSINESS WIRE) -- MobiClear, Inc. (OTCBB:
MBIR - Deutsche Borse: B3CA) has appointed Kenneth G. C. Telford its new chief financial officer.

"We are very excited to have Mr. Telford on board," said Anders Ericsson, chief executive officer of MobiClear, Inc. "He has exceptional expertise in international finance and will be a strong asset to our financial policies, business solutions and furthering our global reach."


About Kenneth G. C. Telford


Mr. Telford is an international finance veteran. He was a principal at Denon Capital Strategies Ltd., and Deloitte Touche, while served in the capacity of chief financial officer for Bennett Information Systems, Inc., Brek Energy Corporation (formerly First Ecom.com), Skymark Investment Limited and Essential Innovations Technology Corporation. He brings a wealth of experience in corporate and international structuring, mergers and acquisitions and compliance regulation.


Mr. Telford holds a Bachelors degree in Commerce from the University of British Columbia, and is both a Chartered Accountant and a Certified Public Accountant.


About MobiClear, Inc.


MobiClear, Ltd. specializes in electronic Personal Identification Verification
(PIV) solutions in connection with credit/debit card transactions. MobiClear's multi-gateway solution (U.S. patent pending) offers proactive security in all forms of electronic business environments including Internet shopping, business-to-business procurement transactions, and retail shopping with credit and debit cards. MobiClear estimates that credit and debit card fraud on the Internet and in brick and mortar stores is growing to $20 billion annually. MobiClear's answer to this problem is a secure and user-friendly identity solution that works across the globe. In addition, MobiClear's identification service ensures safe and secure trade over the Internet, which in turn, promotes both e-trade activity and invoice payments online.


Forward-Looking Statements


The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.


SOURCE: MobiClear, Inc.

CONTACT:          The Investor Relations Group
Investor Relations:
Conrad F. Mir, 212-825-3210
or
Media Relations:
Hayden Lynch, 212-825-3210